Exhibit 1.1


             BYLAWS OF GRUPO AEROPORTUARIO DEL SURESTE, S.A. de C.V.
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                Name, Purpose, Domicile, Nationality and Duration
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         ARTICLE ONE. Name. The name of the Company is Grupo Aeroportuario del
Sureste, which shall always be followed by the words "Sociedad Anonima de Capital Variable" or by the abbreviation "S.A. de C.V."

         ARTICLE TWO.  Corporate Purpose.  The purpose of the Company shall be:

         1. To acquire shares, interests or participations in private or government-owned companies, whether as incorporator or by acquiring shares or participations in companies already established, dedicated to the management, operation, including the rendering of airport, complementary and commercial services, construction and/or utilization of civil aerodromes and in accordance with the Airport Law and its Regulation, as well as to participate in the capital stock of companies that render any type of services and to vote its own shares, when required, as a block, in accordance with these bylaws or as instructed by the Board of Directors, the shareholders or any other person to whom said authority has been delegated by the terms of these bylaws; to sell, transfer or dispose of any such shares or participations or other securities permitted by law.

         2. To receive from other Mexican or foreign companies, entities or individuals, and to render to the companies in which it may have an interest or participation or to other entities, companies or individuals, all services which may be required for carrying out its corporate purpose, including, without limitation, technical consulting services in the industrial, administrative, accounting, marketing or finance fields in connection with the management, operation, construction and/or utilization of airports.

         3. To request or obtain under any title, directly or by means of its subsidiaries, concessions and permits for the management, operation, construction and/or utilization of the airports, as well as for rendering any other services necessary for the utilization of such airports and the carrying out of any activity which supports and relates to such purpose, including, but not limited to, any warehousing activity, except fiscal warehousing and any other activity complementary to the services rendered and which directly benefits the airports, as well as to grant guarantees on such concessions and permits. Likewise, in the terms set forth in the corresponding regulations and in the respective concession title, the Company may receive directly or through its subsidiaries the revenues arising from the use of the civil aerodrome infrastructure, the execution of contracts, the direct rendering of services, as well as from the performance of commercial activities.

         4. To obtain, acquire, use, license or dispose of all types of patents, certificates of invention, trademarks, trade names, copyrights or rights thereon, whether in the United Mexican States or abroad.

         5. To obtain all types of loans or credits, with or without specific guarantee, and to grant loans to civil or business Companies, entities or individuals with which the Company may have a shareholding interest of more than 50%(fifty percent) of its capital stock with voting rights or in which the Company in any other manner has a controlling interest of the mentioned therein.

         6. To grant all types of guaranties and "aval" guaranties for issued credits or obligations assumed by the Company or by companies, in which the Company may have an interest or participation of more than 50% (fifty percent) of their capital stock with voting rights or those in which the Company in any other manner has a controlling interest.

         7. To issue and subscribe all types of credit licenses, to accept and endorse them, including debentures with or without real guarantee.

         8. To issue all types of unsubscribed shares that integrate the capital stock which will be kept in the Company's Treasury in order to be delivered when the corresponding subscription is completed, as well as to execute option agreements with third-parties in favor of those that grant the right to subscribe and pay for shares that the Company issues. Likewise, the Company may issue unsubscribed shares in accordance with the terms and conditions mentioned in Article 81 of the Securities Market Law.

         9. To hold, possess, sell, transfer, dispose of or take in lease all kinds of assets, personal or real estate property, as well as the real rights over them, which may be necessary or convenient in the performance of its corporate purpose or for the activities of the civil or business companies in which the Company may have an interest or participation.

         10. In general, to carry out and execute all acts and contracts and related transactions, incidentals or accessories thereto, which may be necessary or convenient for the performance of the aforesaid purposes.

         ARTICLE THREE. Domicile. The domicile of the Company is the Mexico City, Federal District; however, the Company may establish offices, agencies or branches anywhere else in the Mexican Republic or abroad, arid submit to conventional domiciles, without implying thereby a change in the corporate domicile.

         ARTICLE FOUR. Nationality. The Company is of Mexican nationality. Any foreigner who, at the time of in Company or at any time thereafter, should acquire a corporate interest or participation in the Company, shall be considered, due to that mere fact, as Mexican with respect to such interest or participation, and it shall be understood, therefore, that such foreigner agrees not to invoke the protection of its government, under the penalty, in case of failure to comply with its agreement, of forfeiting such interest or participation in favor of the Mexican Nation.

         ARTICLE FIVE. Duration. The duration of the Company shall be 100 (one hundred) years, which term shall be computed from the date of its in Company and may be extended by prior agreement of the shareholders in that regard.

                            Capital Stock and Shares
                            ------------------------

         ARTICLE SIX. Capital Stock. The capital stock shall be variable. The minimum fixed capital without right of withdrawal is $7,767,276,107.00 Mexican Currency (Seven Thousand Seven Hundred and Sixty Seven Million Two Hundred and Seventy Six Thousand One Hundred and Seven Mexican Pesos 00/100), represented by 300,000,000 (Three Hundred Million) common, nominative, Class I shares without par value, fully subscribed and paid. The variable portion of the capital stock shall be represented by common, nominative, Class II shares. Both types of shares shall have the characteristics determined by the shareholders meeting which approve their issuance. Unless the Company's bylaws are amended in accordance with Article 12 herein, both types of shares shall be divided into two series of shares, as follows:

         1. Free subscription series "B" shares that shall represent up to 100% (one hundred percent) of the capital stock and may be acquired by any person, including individuals, companies or entities defined as foreign investors according to Article 2 of the Foreign Investment Law; and

         2. Free subscription series "BB" shares that shall represent up to 15% (fifteen percent) of the capital stock and may be acquired by any person, including individuals, companies or entities defined as foreign investors according to Article 2 of the Foreign Investment Law. Series "BB" shares shall be subjected to the following rules:

          (a) Shareholders of series "BB" shares shall have the right to nominate 2 (two) members of the Company's Board of Directors and their alternates by majority vote of this series, who shall have the rights and authority set forth in these bylaws;

          (b) Shareholders of series "BB" shares may only be transferred before their conversion into series "B" shares in accordance with
               Article 11 of these bylaws. In any case, once series "BB" shares are transferred and consequently converted into series "B" shares, the 15% (fifteen percent) mentioned in the first section of this second paragraph will be reduced by the proportion of series "BB" shares converted into series "B" shares and the such percentage may only be increased with the approval of the shareholders representing 85% (eighty five percent) of the capital stock in an extraordinary meeting according to Article 12 of the bylaws; and

          (c) Notwithstanding the previous paragraph (b), the series "BB" shares may be converted into series "B" shares after 15 (fifteen) years as of December 1, 1998, the date the Company executed the Technical Assistance and Transfer of Technology Agreement with the holders of series "BB" shares (the "Strategic Partner"), as long as in an extraordinary shareholders meeting, a majority of the shareholders that hold, at least 51% (fifty-one percent) of the series "B" shares that are not held by the Strategic Partner or by a Related Person of such, vote to, (i) approve of such conversion and (ii) not to renew the Technical Assistance and Transference of Technology Agreement. However, in case the Strategic Partner, after the 15 (fifteen) years period above-mentioned, directly or indirectly, has less than 7.65% (seven point sixty five percent) of the series "BB" shares of the Company's capital stock, then these shares shall be obligated to be converted into series "B" shares,

               If as a result of such conversion, a shareholder exceeds the individual holder limit established in the following Article 12, such shareholder shall have a period of 30 (thirty) days in order to sell the exceeding shares and, in its shortage, the Company shall be authorized to amortize the exceeding shares from such authorized individual share to the [accountable value] in accordance with the audited financial statements of the last fiscal year as approved by a shareholders meeting.

         The Company may issue any type of unsubscribed shares that comprises the capital stock, which shall be maintained in the Company's Treasury for delivery as they are subscribed. Class "II" shares which are kept in the Company's Treasury, with respect to those which the Company may grant options for its subscription and payment, will be obligated to be converted into Class "I" shares upon issuance of such options by the Company or holders of the options and upon payment of the respective shares and, consequently, the minimum fixed capital stock of the Company will be automatically increased and the Board of Directors, within 30 (thirty) days of the issuance of these options on Class "II" shares granted by the Company, shall convene a general extraordinary shareholders meeting in which the amendment of this sixth Article will be approved reflecting the effective amount of the minimum fixed capital of the Company as applicable after the offering. Likewise, the Company may issue unsubscribed shares under the terms and conditions provided for in Article 81 of the Securities Market Law.

         All common shares, within their respective Series, shall confer equal rights and obligations to their holders. The certificates covering the shares shall contain all the requirements set forth in Article 125 of the General Law of Business Companies; they may represent one or more shares and shall be signed by one member of the Board of Directors appointed by the Series "B" shareholders and by one appointed by the Series "BB" shareholders, and shall contain an exact transcription of this Article, as well as of Articles Ten, Eleven, Twelve, Thirteen and Fourteen of these bylaws.

         In the case of shares deposited in a securities deposit institution, the Company may deliver to such institution multiple certificates or one single certificate representing part or all of the shares relating to the issuance and deposit, which may be issued in favor of such institution for securities deposit and must contain coupons pursuant to the provisions of Article 74 of the Securities Market Law. The Company must issue the corresponding definitive certificates within a period no longer than 180 (One Hundred and Eighty) days as of the date in which the respective issuance or exchange was resolved.

         ARTICLE SEVEN. Registry. The Company shall keep a Share Registry, which may be maintained by the Company, by a Mexican credit institution or by an institution authorized for the deposit of securities, acting in the name and on behalf of the Company, as Registrar Agent, into which all of the transactions regarding subscription, acquisition or transfer of shares are to be recorded and where the names, domiciles, and nationalities of the shareholders, as well as of those in whose favor shares are transferred, shall be set forth. In the event that the shares representing the capital stock of the Company are quoted in the stock exchange, said Share Registry shall be updated each year with the records and entries maintained to such effect by the institution for the deposit of securities where the shares of the Company are deposited, in accordance with the applicable provisions of the Securities Market Law.

         The Share Registry shall be closed during the periods comprised from the third working day prior to holding any shareholders meeting, up to and including the date when the shareholders meeting is held, and therefore, during any such periods, no entry into such Register shall be made.

         The Company shall not record in the Share Registry any subscriptions or acquisitions of shares carried out in violation of the provisions of Article Tenth hereinbelow; consequently, the Company shall not be bound to pay dividends or, as the case may be, consider the vote of any such shares the acquisition of which is not recorded with the Share Registry.

         The Company shall only consider as a legitimate holder of the shares the person appearing on record as shareholder in the Share Registry, on the terms of Articles 128 and 129 of the General Law of Business Companies and 78 of the Securities Market Law.

         ARTICLE EIGHT. Cancellation of Registration. As long as the shares of the Company are registered with the National Securities Registry, on the terms of the Securities Market Law and the applicable general provisions issued by the National Banking and Securities Commission and the cancellation of the registration of the shares of the Company with said Registry is resolved, whether by own request or by resolution adopted by the National Banking and Securities Commission or any other competent authority, in accordance with the law, the shareholders of a majority of ordinary shares or who may, under any title, impose decisions on the general shareholders meeting or appoint a majority of the members of the Board of Directors, are obligated to perform, prior to the cancellation, a public offer to buy pursuant to the provisions of
Article 8, section III of the "General provisions applicable to the securities issuers and other participants of the securities market", issued by the National Banking and Securities Commission".

         In the event that, prior to the cancellation of the registration, but after the public offer to buy has been made, the shareholders referred to in the precedent paragraph cannot acquire 100% (one hundred percent) of the paid-in capital, such shareholders shall, for a minimum term of 6 months, transfer to a trust enough resources to purchase, at the same price of the offer to buy, the shares of the shareholders that did not tender their shares.

         Any amendments to this Article of the bylaws requires the prior approval of the National Banking and Securities Commission and the resolution of the Extraordinary Shareholders Meeting adopted by a minimum quorum of 95% (ninety-five per cent) of the corporate voting capital entitled to vote.

         ARTICLE NINE. Repurchase of Shares. In addition to the events expressly provided for in Articles 134 and 136 of the General Law of Business Companies, the Company may acquire, prior non-delegable resolution from the Board of Directors, through the stock exchange, shares representing its own capital stock in the following terms and conditions:

         1. The acquisition or purchase of its own shares shall be made with a charge to the working capital in as much as said shares pertain to the issuer itself or, as the case may be, to the capital stock, in the event that they are converted into treasury shares, in which case a resolution by the shareholders meeting shall not be required. The acquisition or purchase of the shares will be made at current market value.

         2. The general ordinary shareholders meeting shall determine for each year the maximum amount of resources that may be used to purchase the Company's own shares, with the only limitation being that the sum of the resources that may be used for such purpose shall not exceed, at any time, the total balance of the net profits of the Company, including the retained ones. The Board of Directors shall appoint for these purposes the person or persons responsible for the acquisition and sale of its own shares.

         3. The acquisition or purchase of the Company's own shares and their subsequent placement shall be subject to the provisions of the first section of article 14 bis 3 of the Securities Market Law and shall be performed, reported and revealed in the financial information. The form and terms in which these operations are reported to the National Banking and Securities Commission, Bolsa Mexicana de Valores, S.A. de C.V. and to the investing public, shall be subject to the general provisions that the Commission itself sets forth.

         4. The shares that pertain to the Company or, as the case may be, the treasury shares, may be sold to the public, and in this case, the corresponding increase in the capital stock shall not require a shareholders resolution nor an agreement by the Board of Directors with respect to their sale.

         5. The reductions or increases in the capital stock arising from the purchase and placement of the shares referred to in this Article, will not require any kind of resolution from the shareholders meeting nor the Board of Directors;

         6. As long as the repurchased shares pertain to the Company or are kept in treasury, said shares will not confer corporate rights nor will they be considered in circulation in order to determine the quorum and the voting rights in shareholders meetings.

         7. In no case shall the acquisition and sale operations exceed the percentages authorized in accordance with paragraph 2 of this article, with respect to shares other than the ordinary ones; and

         8. The shareholders whose shareholding limits mentioned in Article 10 of these bylaws would be considered excessive as a result of the increases or reductions of capital stock referred to in the previous paragraph number 6., shall have a period of 1 (one) year, counted as of the date the first increase or reduction of the respective capital stock is carried out, to sell the number of shares that exceed the permitted Shareholding percentage and, in its shortage, the Company shall be authorized to amortize the shares that exceed such permitted Shareholding percentage book value in accordance with the audited financial statements of the last fiscal year as approved by a Shareholders meeting.

         ARTICLE TEN. Shareholding Limits. The participation of any type of person in the capital stock of the Company shall be subjected to the following rules, with the understanding that these rules shall not apply to the participation of (i) the Federal Government, (ii) the National Finance, S.N.C., whether directly or as a fiduciary, (iii) Securities Deposit institutions, or
(iv) financial entities or other or authorized entities that have or maintain Securities for third-parties, with the understanding that this exception is not applicable to the shareholding participation that each beneficiary may directly or indirectly have with the Company:

         1. No shareholder of Series "BB" shares, whether separately or jointly with Related Persons, may hold more than 10% (ten percent) of the Company's total capital stock in circulation, unless the following provisions in Articles 12 or 14 below are fulfilled. If such Article 12 provisions are not net, whatever act or agreement that results in the transfer of the Series "B" shares or that in any manner caused a shareholder to exceed the participation percentage mentioned earlier, whether individually by a shareholder or jointly with Related Persons, shall be annulled and will not be legally binding the Company.

         2. Series "BB" shareholders will not have any individual Shareholding limit with respect to the representative shares of such series; however, series "BB" shares shall only represent 15% (fifteen percent) of the capital stock of the Company in accordance with Article 6 of these bylaws.

         3. Series "BB" shareholders may also own Series "B" shares, with the understanding that while they own Series "BB" shares, they can individually or jointly with Related Persons, maintain only a total participation of the capital stock of the Company of no more than 20% (twenty percent).

         The shareholding limits mentioned in this Article may not be accumulated directly or through Related Persons, trusts, agreements, social pacts or laws, pyramid schemes or any other type of mechanism that may grant a greater participation in the Company.

         For purposes of this Article and these bylaws, a Related Person with respect to a specific person means: (i) the person(s), whether human or legal entity, who, directly or indirectly, is under the Control of such specific person; that may have the direct or indirect authority to exert control over such specific person; or that are under the common Control of such specific person, as the case may be; (ii) the persons have the authority to determine the business policies of the specific person; (iii) in the event that such specific person may be a real person, those real persons that have a relationship (whether by blood or affinity, until the fourth degree) with such specific person; (iv) with respect to the Company, the Strategic Partner; and (v) with respect to the Strategic Partner, its shareholders and Related Persons (as defined in the other sections of this paragraph) to them.

         For purpose of the previous paragraph, "Control" means (a) the direct or indirect ownership of 20% (twenty percent) or more of the capital stock with voting rights; (b) the ability to appoint the majority of the members of the Board of Directors or partner (c) the ability to veto with its vote the decisions of the majority of the shareholders or partners or the right to require its vote in adopting resolutions set forth in an ordinary shareholders meeting; or (d) commercial relationships representing 15% (fifteen percent) or more of the total consolidated annual revenues of an individual.

         ARTICLE ELEVEN. Transfer of Series "BB" Shares. The Series "BB" shares may only be transferred, after converting the same into Series "B" shares of the respective class, pursuant to the following rules: (i) up to 51% (fifty-one per cent) of the shares representing Series "BB" after a term of 10 (ten) years counted as from the date of acquisition of the respective Series "BB" shares (the "Ten-Year Waiting Period"); and (ii) up to 49% (forty-nine per cent) of the shares representing Series "BB", after a term of 3 (three) years counted as from the date of the first public offer made of the shares representing the capital stock of the Company (the "Three-Year Waiting Period") or a five-year waiting period (the "Five-Year Waiting Period") as from the date of execution of the Participation Agreement with the Strategic Partner, whichever occurs first. After the Ten-Year Waiting Period lapses, the Series "BB" shareholder or shareholders may alienate every year, up to one fifth of such 51% (fifty-one per cent) of the Series "BB" shares representing the capital stock that they may hold and, after the Three-Year Waiting Period or the Five-Year Waiting Period, as applicable, said Series "BB" shareholder(s) may alienate or otherwise transfer without any restriction whatsoever up to 49% (forty-nine per cent) of their stockholdings, directly or indirectly, of Series "BB" shares.

         In the event that, once the Waiting Periods referred to in this Article have lapsed, the shareholders holding shares representing Series "BB" that wish to convert same into Series "B" shares for later transfer, shall notify the Board of Directors of the Company about their decision, which within the following 15 (fifteen) working days, if applicable, shall effect the exchange of the respective share certificates.

         The restrictions established herein shall not apply to the sale effected by the Federal Government, as a consequence of a public bid process started by the publication in the Official Gazette of the Federation, on June 29, 1998 of the respective call.

         ARTICLE TWELVE. Shareholder Limits Amendment. Any amendment to the provisions set forth in Articles Seven, Ten, Eleven and Twelve of these bylaws and to the share distribution set forth in Article 6, will require an affirmative vote of the shares that represent 85% (eighty five percent) of the capital stock.

         In the event that the Company quotes its shares in the stock exchange and an amendment to the Bylaws is approved to eliminate the stockholding limits of Article Ten hereof and, consequently, one single person individually or jointly with Related Persons thereto, acquires a significant portion of the capital stock of the Company representing Control over same (a "Controlling Shareholder"), said Controlling Shareholder shall require prior approval of the Board of Directors in order to acquire a percentage of shares higher than the participation limits established in Article Ten hereinabove. Said authorization shall only be granted subject to the obligation by the Controlling Shareholder of effecting a tender offer, thus entitling the other shareholders to sell their participation and leave the Company. Said Controlling Shareholder shall carry out the tender offer within the 30 (thirty) working days following the approval by the Board of Directors thereof, at the higher price of: (i) the average closing the 30 (thirty) days that prior to the date of the offer the shares were quoted, or (ii) this book value of the shares in accordance with the last quarterly report submitted to the National Banking and Securities Commission and to the Stock Exchange prior to the offer, unless the National Banking and Securities Commission, when authorizing the tender offer authorizes a different price. In such case, the Controlling Shareholder shall obtain the right to vote for the total of his participation after the said tender offer.

         On the other hand, any amendment to the obligation of carrying out the tender offer mentioned in the immediately preceding paragraph shall require the affirmative vote of the shares representing, at least, 95% (ninety-five per cent) of the capital stock of the Company.

         ARTICLE THIRTEEN. Increases and Reductions of the Capital Stock. With the exception of the capital reductions provided for in Article Nine, the minimum fixed capital increases and decreases must be approved by the extraordinary shareholders meeting, subject to the provisions of these Bylaws and the General Law of Business Companies.

         The increases or decreases to the variable portion of the capital stock may be resolved by an ordinary shareholders meeting fulfilling the voting requirements established hereby, the minutes of which must be formalized before a public certifying official, without having to record same with the Public Registry of Commerce. Formalization before a notary public won't be necessary when the shareholders exercise their right of withdrawal, or when the increases or decreases to the variable portion of the capital stock are those referred to in the section I, article 14 bis 3 of the Securities Market Law.

         The shares issued by the Company on the terms and conditions of article 81 of the Securities Market Law, must be kept in the Treasury to be delivered as the subscription thereof is made, and may be offered for sale, as long as they are kept in custody by an institution for the deposit of securities, subject, as the case may be, to the formalities resolved by the shareholders meeting. In any event, the following must be taken into account: 1. Issue thereof must be made with the purpose of carrying out a public offer, in accordance with the Securities Market Law; 2. The deposit of shares with the institutions for the deposit of securities shall be carried out through securities firms in accordance with the Securities Market Law; 3. The Company shall comply with the rules set forth in article 14 of the Securities Market Law and obtain authorization from the National Banking and Securities Commission; 4. The shares that are not subscribed to and paid within the period set forth by the aforementioned Commission shall be considered null and void without need for a legal declaration and will be cancelled. The Company shall proceed to reduce the authorized capital stock in the same proportion. In order to facilitate the public offer of securities, at the extraordinary shareholders meeting approving the issuance of non-subscribed shares, an express waiver to the preemptive right referred to by article 132 of the General Law of Business Companies must be made. There being a quorum on the terms of these corporate bylaws, the resolution adopted shall have full effect, binding even the shareholders not present at the meeting and, therefore, the Company shall be free to place the shares, without making the publication required by article 132 of the General Law of Business Companies. Whenever a minority representing at least 25% (twenty-five per cent) of the capital stock with voting rights, votes against the issuance of non-subscribed shares, said issuance may not take place.

         Subject to the limitations established by Articles Six and Ten hereof, in the event of a capital increase, the shareholders shall have a preemptive right to subscribe said increase, pro rata the number of shares held by each at the time of approving same, pursuant to the provisions of Article 132 of the General Law of Business Companies, as established hereinafter, unless: (a) the subscription offer is made under the provisions of Article 81 of the Securities Market Law, or, (b) it is an issue of shares maintained in the Treasury for conversion of debentures on the terms of Article 210 bis of the General Law on Credit Instruments and Transactions.

         Capital increases may be effected under any of the scenarios referred to by Article 116 of the General Law of Business Companies, by means of payment in cash or in kind, or by capitalization of liabilities or reserves of the Company or charged against any account of the capital and reserves. In view of the fact that the share certificates of the Company do not have any par value, it will not be necessary to issue new share certificates in the cases of capital increases as a result of the capitalization of premiums on shares, capitalization of withheld profits or capitalization of reserves for valuation or revaluation, unless so required by the shareholders meeting approving such increase and on the terms of articles 81 of the Securities Market Law and 210 bis of the General Law on Credit Instruments and Transactions.

         No new shares may be issued until the shares issued theretofore shall have been fully subscribed and paid.

         The preemptive right established in this Article shall be exercised by means of the subscription and payment of the shares issued to represent the increase within the term of 15 (fifteen) working days after the publication date of the resolution of the shareholders meeting decreeing the capital increase in the Official Gazette of the Federation or in the Official Gazette of the Federal District.

         Notwithstanding the foregoing, if at the respective meeting the entire number of shares of capital stock are represented, said 15 (fifteen) working day term shall be computed as from the date when said meeting is held and the shareholders shall be deemed to have been notified of the resolution at that time. In such event, publication of the respective resolutions shall not be necessary.

         Any increase of the variable portion of the capital stock must be recorded in a Capital Fluctuations Register to be maintained by the Company for such effect.

         The capital stock may be decreased by resolution of the general shareholders meeting in accordance with the rules of this Article, as well as:
(i) in the separation assumptions referred to by Article 206 of the General Law of Business Companies; or (ii) as a consequence of the acquisition of its own shares on the terms of section 1, of Article 14 bis, of the Securities Market Law and Article Nine of these by laws. The decreases to the minimum fixed portion of the capital shall require a resolution by a general extraordinary shareholders meeting and the ensuing amendment to Article Six of these Bylaws, in which case the provisions of Article 9 of the General Law of Business Companies shall be complied with, unless the capital decrease is made to absorb losses only.

         Shareholders who hold shares representing the variable portion of the capital stock of the Company waive the right of withdrawal referred to in Articles 213 and 220 of the General Law of Business Companies.

         Capital stock decreases may be effected to absorb losses, to reimburse the shareholders for their contributions or to release same from payments not effected, as well as in the cases foreseen by Article 206 of the General Law of Business Companies and section 1, Article 14 bis, of the Securities Market Law. In case that, in accordance with the aforesaid section, the Company shall have acquired at the stock exchange shares representing its own capital, the Company shall go ahead with the corresponding decrease of the capital stock on the same date of the acquisition, pursuant to the aforesaid Article, without the need of holding a shareholders meeting to such effect.

         The reductions of the capital stock in order to absorb losses or by means of reimbursement to the shareholders shall be carried out proportionally in a minimum fixed and variable capital, and in both series of shares. In the event that it is unanimously so agreed by the shareholders, the capital reductions for reimbursement to the shareholders may be made in different proportions or only in favor of the shareholders that in such manner agree to it.

         In no event, may the capital stock be decreased to less than the minimum and any decrease of the variable portion of the capital stock must be recorded with the Capital Fluctuations Register to be maintained by the Company to such effect.

         ARTICLE FOURTEEN. Subsidiary Participation. The Subsidiaries of the Company, as defined in the "General provisions applicable to the securities issuers and other participants of the securities market", issued by the National Banking and Securities Commission, shall not, directly or indirectly, invest in shares of the Company, nor of any other company that is its subsidiary, except in the case that such Subsidiaries acquire shares of the Company to comply with share options or sales plans created or granted or designed in favor of employees or officers of such companies or the Company itself according with the rules established in the Securities Market Law and in the "General provisions applicable to the securities issuers and to other participants of the securities market", provided the number of shares acquired for such purpose does not exceed 15% (fifteen per cent) of the total outstanding shares of the Company.

                            Management of the Company
                            -------------------------

         ARTICLE FIFTEEN. Composition. The management of the Company shall be entrusted to a Board of Directors consisting always of a minimum of 7 (seven) and a maximum of 11 (eleven) members, with the understanding that the Board must, at all times, be comprised of an odd number of members and at least 25% (twenty-five percent) shall be independent in accordance with the Securities Market Law and the general provisions set forth by the National Banking and Securities Commission.

         Every shareholder or group of shareholders of Series "B" shares that owns 10% (ten percent) of the capital stock, may appoint, in accordance with
Article 144 of the General Law of Business Companies, one member of the Board of Directors and its respective alternate. The shareholders of Series "BB" shares shall have the right to appoint 2 (two) members and their respective alternates in accordance with the provisions of Article 6 of these bylaws. The nominations of the members appointed by the minority of shareholders may only be revoked when all the others are revoked.

         For the appointment of the members of the Board of Directors of the Company, the shareholders shall be subject to the following:

         If the Nomination and Compensation Committee of the Company does not propose to the Annual General Ordinary Shareholders Meeting the ratification of the positions for the following year of the members of the Board of Directors who were appointed by the Series "B" shareholders, it must present to the Annual General Ordinary Shareholders Meeting a list of the names of the individuals proposed to constitute the Board of Directors of the Company (with the exception of the members of the Board of Directors which the Series "BB" shareholders appoint) with the understanding that the Nomination and Compensation Committee will always propose at least 7 (seven) candidates, among which there must be at least 3 (three) who are independent.

         The list with the names of the candidates to constitute the Board of Directors that the Nomination and Compensation Committee may propose at the shareholders meeting must be made available to the shareholders, together with the report referred to in Article 172 of the General Business Companies Law, in the time referred to in Article 173 of the mentioned Law and the shareholders will have the right to a copy of the corresponding list if they request such list. The nomination of the candidate by the Nomination and Compensation Committee must be accompanied by a document that states (i) the acceptance of the individual to be a candidate, (ii) that such individual does not have any impediment preventing him or her from occupying the position proposed in accordance with the provisions of this Article.

         In each shareholders meeting that decides upon the nomination of the members of the Board of Directors, the first to be appointed shall be members of the Board of Directors that are elected by the series "BB" shareholders as well as series "B" shareholders (or group of shareholders) that represent 10%(ten percent) of the capital stock. In the event that said individuals do not wish to exercise this right and the Nominations and Compensation Committee would have proposed the ratification of the positions of the board members previously appointed by the series "B" shareholders, then the shareholders meeting shall proceed with the ratification of these board members. However, if despite the proposal of the Nominations and Compensation Committee to ratify the board members previously appointed by the series "B" shareholders, at the shareholders meeting in which any series "B" shareholder or group of shareholders that represents 10% (ten percent) of the capital stock, exercising the right given to them by these bylaws, appoints a different member of the Board of Directors, a new general ordinary shareholders meeting must be called within 30 (thirty) days following the date of the Annual General Ordinary Shareholders Meeting, in which the Nominations and Compensation Committee shall present the list of candidates referred to in the two paragraphs above. In said new meeting, the board members shall be appointed as follows: When the shareholder or group of series "B" shareholders that represent 10% (ten percent) of the capital stock and the series "BB" shareholders have appointed fewer than 7 (seven) members of the Board of Directors the majority of the series "B" shareholders must elect from the list the number of members necessary to obtain a total of 7 (seven) members of the Board of Directors. When in exercising their rights as shareholder or group of series "B" shareholders that represent 10% (ten percent) of the capital stock and the shareholders of series "BB" shares, a total of 7 (seven) members have been appointed, the majority of the series "B" shareholders will appoint 2
(two) additional members. When in exercising their rights as shareholder or group of series "B" shareholders that represent 10% (ten percent) of the capital stock and the shareholders of series "BB" shares, a total of 7 (seven) members have been appointed, the majority of the series "B" shareholders shall appoint one or two members if necessary to obtain an odd number of members. The appointment of the members from the list shall be approved by the majority of votes of series "B" shareholders present at the meeting, including those that had previously voted due to their ownership of 10% (ten percent) of the Company's capital stock.

         In appointing the members of the Board of Directors, those members having a Conflict of Interests with the Company or its subsidiaries, shall not be considered. For these bylaws, it shall be understood that a "Conflict of Interests" exists in the case of individuals that have with a person or company
(a) any direct or indirect right or interest with respect to earnings or losses, or (b) a dependent or subordinate relationship, and such person or company maintains commercial trade with the Company or its subsidiaries of more than US$400,000.00 (four hundred Thousand US dollars) or that represent more than 5% (five percent) of the total annual consolidated revenues in the last fiscal year. There will be no Conflict of Interest with respect to the nomination to the Board of Directors by the Series "BB" shareholders of functionaries or members of the Board of Directors of the Strategic Partner or its Related Persons.

         The members of the Board of Directors and their alternates, as the case may be, shall be persons with known experience, they may or may not be shareholders; they shall hold office until the person or persons designated to replace them take office; they may be re-elected; and they shall receive the compensations determined by the ordinary shareholders meeting upon the proposal of the Nomination and Compensation Committee.

         The members of the Board of Directors and their alternates, as the case may be, shall guarantee the performance of their duties with caution as determined and proposed by the Nomination and Compensation Committee and ratified by the Shareholder's meeting that elected.

         ARTICLE SIXTEEN. Chairman and Secretary. The members of the Board of Directors shall be designated at a shareholders meeting. The Chairman and the Secretary of the Board of Directors shall be designated by the majority vote of the shareholders. The Chairman of the Board of Directors shall not have a deciding vote in the event of a tie and the Secretary does not have to be a member of said Board.

         ARTICLE SEVENTEEN. Authority. The Board of Directors shall have the legal authority to act on behalf of the Company and represent it, and therefore, shall have the authority set forth below, which will be exercised subject to any voting requirements or other provisions of these Bylaws:

         1. To exercise the power of attorney to bring lawsuits and collections which is granted with all general and special authority that may require special provision in accordance with the law. Therefore, it is granted without any limitation whatsoever, pursuant to the provisions of the first paragraph of
Article 2554 and Article 2587 of the Federal Civil Code and their corresponding provisions in the Civil Codes for the other States of the Mexican Republic and for the Federal District, being, consequently, empowered to institute or withdraw from "habeas corpus" claims; to file criminal lawsuits and to withdraw from them; to collaborate with the Public Prosecutor and grant forgiveness, if proper according to the law; to compromise; to submit to arbitration; to take and answer depositions; to challenge judges, receive payments, and perform all the other acts expressly determined by law, among which is the representation of the Company before criminal, civil, administrative and labor authorities and courts.

         2. To exercise power of attorney for management activities in accordance with the provisions of the second paragraph of Article 2554 of the Federal Civil Code and its corresponding provisions in the Civil Codes for the other States of the Mexican Republic and for the Federal District in order to carry out the corporate purpose of the Company.

         3. To exercise general power of attorney to bring lawsuits and collections in labor matters, pursuant to the provisions of articles 2554 and 2587 of the Federal Civil Code and the corresponding provisions of the Civil Codes for the other States of the Mexican Republic and for the Federal District, to represent the Company, including without limitation, before labor authorities and courts, local or federal, in particular before the Conciliation and Arbitration Boards, as well as before administrative, criminal and civil courts and authorities, being expressly authorized to participate in proceedings related to labor claims and "habeas corpus" claims, and to settle, to take and answer depositions and carry out all acts on behalf of the Company as its legal representative.

         4. To exercise general power of attorney for management activities in labor matters for the purposes of Articles 692, 786, 866 and other applicable Articles, as well as Article 870 of the Federal Labor Law, and to appear before the labor authorities in labor matters in which the Company may be a party or a third interested party, both at the initial stage and any subsequent stage and to answer depositions.

         5. To exercise power of attorney for acts of domain, in accordance with the provisions of the third paragraph of Article 2554 of the Civil Code for the Federal District and its corresponding provisions in the Civil Codes for the other States of the Republic and of the Federal District.

         6. To exercise power of attorney to issue, endorse and execute negotiable instruments according to the terms of Article Nine of the General Law of Negotiable Instruments and Credit Transactions.

         7. To open bank accounts in the name of the Company, draw from them and to appoint the persons who may draw from said bank accounts.

         8. To participate in the preparation of strategic planning of the Company.

         9. To authorize changes in the Company's policy with respect to the financial structure, products, market development and organization.

         10. To oversee the Company's compliance with corporate practices established in the General Law of Business Companies, the Securities Market Law or any other overruling regulations, as well as the bylaws and the protection of the minority rights provided thereby.

         11. To call Shareholders Meetings and to carry out their resolutions.

         12. To grant general or special powers of attorney according to the terms of this Article with or without authority to delegate, as well as to revoke the powers of attorney it may grant provided that for the delegation of powers of attorney to conduct acts which require a majority vote pursuant to these bylaws, the majority vote of the Board of Directors will be required.

         13. To establish the Special Committees necessary for the operation development of the Company, determining the authority and duties of such Committees; with the understanding that such Committees will not have any authority that according to the Law or these bylaws exclusively corresponds to the Shareholders Meeting or to the Board of Directors.

         14. To approve, when proposed by the Operating Committee of the Company, the Company's and its subsidiaries annual budget, as well as the master development program for the airports operated by such subsidiaries.

         15. To approve the acquisition or sale of shares, or to exercise a withdrawal right in any subsidiary of the company, after a prior authorization given by the general ordinary shareholders meeting in the following events: (a) when the purchase or sale price of company's shares whose corporate purpose or activities are not similar to the Company's, whether by means of one or several acts, or simultaneous or successive acquisitions, exceeds 20% (twenty percent) of the Company's working capital in accordance with the last financial statement of the Company; and (b) when the exercise of the withdrawal right in company, whose corporate purpose or activities in not similar to the Company's, whether by means of one or several acts, or simultaneous or successive acts, represents the reimbursement of shares whose value exceeds 20% (twenty percent) of the Company's capital in accordance with the last financial statement of the Company.

         16. To exercise non-assignable power to authorize the temporary acquisition of the Company's stock circulating in the securities markets as provided in Article Nine of these bylaws.

         17. To exercise non-assignable power to approve (1) that the operations outside the ordinary course of business be carried out between the Company and its shareholders with persons that form part of the Company's management or with whom said persons have financial connections or, as the case may be, blood relation or affinity to the second degree, the spouse or the common-law partner;
(2) the purchase or sale of 10% (ten percent) or more of the assets; (3) the granting of guarantees by an amount greater than 30% (thirty percent) of the assets; as well as (4) for operations different from the aforementioned that represent more than 1% (one percent) of the issuer's assets.

         18. To exercise non-assignable power to approve (1) that the operations outside the ordinary course of business be carried out between the Company's subsidiaries and its shareholders with persons that form part of the management's subsidiaries of the Company or with whom said persons have financial connections or, as the case may be, blood relation or affinity to the second degree, the spouse or the common-law partner; (2) the purchase or sale of 10% (ten percent) or more of the assets of the Company's subsidiaries; (3) the granting of guarantees by an amount greater than 30% (thirty percent) of the assets of the Company's subsidiaries; as well as (4) for operations different from the aforementioned that represent more than 1% (one percent) of the issuer's assets of the Company's subsidiaries.

         19. In general, to carry out all the acts authorized by these Bylaws or which may be a consequence thereof.

         ARTICLE EIGHTEEN. In order to comply with the authority of the Board of Directors of the Company, the Board will have the following functions:

         (i) To approve and submit the financial statements of the Company and its subsidiaries to the shareholders meeting of the Company;

         (ii) To approve the 5-year master development program for the airports operated by the Company's subsidiaries, which will be filed with the Ministry of Communications and Transportation, as well as to approve its amendments;

         (iii) To approve the business plan and annual investment budget for each fiscal year;

         (iv) To approve the investments not contemplated within the annual budget approved for each fiscal year;

         (v) To approve the sale of fixed assets of the Company or its subsidiaries, whether individually or jointly worth more than $ 2,000,000.00 (two million U.S. dollars)

         (vi) To be able to determine the manner in which the Company will vote its shares in the Shareholders Meetings of its subsidiaries, taking into consideration the proposal, as the case may be, of the Company's Operating Committee presented for these purposes;

         (vi) To propose capital increases for the Company to the shareholders;

         (vii) To propose capital increases for the subsidiaries of the Company;

         (viii) To approve any sale of shares representing capital stock of the subsidiaries of the Company;

         (ix) To acquire and sell shares representing capital stock stock;

         (x) To approve and amend the management structure of the corporate group to which the Company belongs;

         (xi) To establish new committees and assign authority thereto, or amend the authority of existing committees;

         (xii) To remove the Chief Executive Officer subject to justified reasons;

         (xiii) To incur any indebtedness, whether by means of direct loans or financial leases, whose annual amount exceed $5,000,000.00 (five million U.S. dollars), or exceed the indebtedness level established in the annual business plan, which shall be, at least, according to a leverage ratio equal to 50/50%;

         (xiv) To approve and submit the dividends policy to the shareholders meeting of the Company;

         (xv) To propose to the Shareholders Meeting the persons to be added to the Auditing Committee and to appoint the members of the Auditing Committee, Acquisitions and Contracts Committee and Operating Committee and the alternates [of the latter], with the understanding that the members of the Board of Directors elected by the Series "BB" shareholders will be entitled to propose 1
(one) member of the Auditing Committee and to appoint 3 (three) members of the Operating Committee, one of them the Chief Executive Officer, and one member of the Acquisitions and Contracts Committee;

         (xvi) To exercise the general authority of the Company in compliance with its corporate purpose; and

         (xvii) In the event that the Board of Directors does not approve any of the Operating Committee's proposals pursuant to Article Twenty-Eight below, the Board of Directors shall require the Operating Committee to submit again the proposals to the Board, after having incorporated the comments addressed by the Board of Directors thereto.

         The resolutions referred to in paragraphs (i), (xii), (xiv) and (xv) of this Article Eighteen will require the positive consent of the members of the Board appointed by the Series "BB" shareholders.

         ARTICLE NINETEEN. The members of the Board of Directors appointed by the shareholders of the Series BB shares will be entitled to make the appointments set forth below, which will be deemed valid nominations of the Board of Directors:

          (i) Appointment and removal of the Chief Executive Officer and half of the officers of the first level of management in accordance with the Technical Assistance and Technological Transfer Agreement entered into with the Strategic Partner.

         (ii) Appointment of 3 (three) members of the Operating Committee and its alternates, one of which will be the Chief Executive Officer and, at least, one member of the Acquisitions and Contracts Committee and their alternates; and

        (iii) Determination of the composition of the Operating Committee with persons that do not belong to the Company's corporate group, members of the Board of Directors of the Holding Company or officers of the Company's corporate group.

         ARTICLE TWENTY. Calls. The calls for the Board of Directors' Meetings must be made in writing by the Chairman, the Secretary or by any two members of the Board and must be personally delivered via certified mail with proof of receipt, via fax or via any other means agreed upon by the members, to the other board members and the statutory auditors at least 5 (five) working days prior to the date proposed for holding the meeting. The calls must specify all of the matters to be discussed by the Board and the supporting documentation that may be required, as the case may be, including updated financial documentation. The Board shall be authorized to consider or act with respect to any matter not specified in the call when all members of the Board of Directors or their alternates, as the case may be, are present. The call shall not be necessary if all of the members of the Board of Directors (or their alternates, as the case may be) are present at the Meeting.

         ARTICLE TWENTY-ONE. Meetings. The Board of Directors shall meet whenever called, but at least once every 3 (three) months. The Meetings of the Board of Directors shall take place at the corporate domicile or at any other place within the Mexican Republic or abroad, as determined in the call, in the understanding that in order to meet at a place other than the corporate domicile, the call must be made by the Chairman of the Board or by at least three (3) members thereof. If the Chairman is absent at a Meeting, the meeting shall be chaired by the Director designated by the majority vote of the members present. If the Secretary should be absent from the Meeting, then the person designated by the majority vote of the members of the Board that are present shall act as such. The minutes of the Board Meetings shall be recorded into a Book used exclusively for such purpose and shall be signed by the persons acting as Chairman and Secretary thereof. The documents containing the resolutions adopted by the unanimous written consent of the members of the Board of Directors in accordance with the terms of Article Twenty-Two, shall be attached to said Book, in accordance with the terms of said Article.

         The copies or certificates of the minutes of Board of Directors Meetings and shareholders meetings, as well as the entries contained in the corporate books and records and, in general, any document in the file of the Company, may be authorized and certified by the Secretary of the Board of Directors.

         ARTICLE TWENTY-TWO. Operating Results. In addition to any other provision contained herein with respect to the operation of the Board of Directors, the following must be observed:

         1. At every meeting of the Board, the minutes of the immediately preceding meeting must be submitted for the approval of the Directors.

         2. The Board shall review the financial information of the Company and the subsidiaries thereof and the financial and commercial policies of the Company and its subsidiaries, at least every three (3) months, through review of:

               (a) internal financial statements, validated by the Chief Executive Officer of the corporate group to which the Company belongs, including the statement of results, the statement of financial position and the capital fluctuations statement;

               (b) any projects for capital investments;

               (c) demand forecasts;

               (d) investment programs;

               (e) strategic plans;

               (f) labor policies;

               (g) information about technology used by the Company; and

               (h) coordination of environmental, legal and ethical aspects of the Company and subsidiaries thereof.

         3. The Board shall prepare the report referred to in Article 172 of the General Law of Business Companies, in order to submit the same to the approval of the General Annual Ordinary Shareholders meeting, as well as the report for the subsidiaries of the Company where the Company is the holder of the majority of the shares, whenever the value of the investment in each one of them exceeds 20% (twenty percent) of the capital and reserves, according to the latest statement of financial position of the subsidiary Company in question. In addition to the requirements that the report regarding the Company must contain, in accordance with the aforesaid provision, the report must include the following:

          (a) a description of the development of the business of the Company during the last fiscal period, comparing it with the fiscal period immediately preceding the one referred to in the description:

          (b) a general description of the most important real property used for carrying out its activities;

          (c) a list of the main markets where the shares representing the capital stock of the Company are quoted and references to (i) the highest and the lowest price of the shares per quarter in each market;
          (ii) the name of the shareholders who own 10% (ten percent) or more of the total capital stock of the Company; and (iii) the frequency and amount of the dividends declared in the last two fiscal periods; and

          (d) a list with the names and ages of all of the members of the Board of Directors, of the Committees of the Company and the officers of the first two levels of the corporate group to which the Company belongs, including (i) the amount of compensation and bonuses received by each one in the last fiscal period; (ii) a description of the stock plan that they may have, as the ease may be; and (iii) a description of any incentive plan that they may have.

         4. The members of the Board of Directors, statutory auditors that assist the Auditing Committee and, as the case may be, the members of said Committee who may have a Conflict of Interest in any specific matter, must inform the Board of Directors or the aforementioned Committee about the same prior to making the decision, and abstain from deliberating and voting with respect to the same. For purposes of this paragraph, Conflict of Interest shall be understood to mean the fact that a member of the Board of Directors (i) has, personally or through any person with whom he may have kinship by blood or in-law up to the fourth degree, ascending or descending, a participation exceeding 5% (five percent) of the capital stock of the party with whom the Company plans to carry out any transaction; (ii) is related as an in-law or by blood in a direct ascending or descending line, up to the fourth degree, with the person with whom the Company plans to carry out a transaction; or (iii) is a member of the Board of Directors of the party with whom the Company plans to carry out a transaction. The person who acts in violation of this rule shall be responsible for the damages that it causes the Company.

         The members of the Board of Directors shall be responsible for the resolutions reached with respect to matters referred to in the above paragraph, except in the case established in Article 159 of the General Law of Business Companies.

         ARTICLE TWENTY-THREE. Quorum. For a Board of Directors meeting to be valid, the attendance of the majority of the members thereof shall be required and in order for resolutions of the Board of Directors to be valid, it will be necessary to have the affirmative vote of the majority of the members thereof, unless, in accordance with these Bylaws, the vote of any specific member of the Board is required for the validity of the resolutions.

         In accordance with the provisions of the last paragraph of Article 143 of the General Law of Business Companies, the Board of Directors may validly adopt resolutions, without it being necessary for the members to meet personally in a formal session. The resolutions adopted outside sessions must be approved, in all cases, by the favorable vote of all of the principal members of the corporate body in question or, in the case of a definite absence or inability of some of the members, by the favorable vote of the respective alternate member, in accordance with the following provisions: 1. The Chairman or Secretary, on his own initiative, or at the request of the Statutory Auditors, or of any two principal members of the Board of Directors, must inform all of the principal members or, as the case may be, the alternate members of the Board of Directors and the Statutory Auditors, verbally or in writing, about the resolutions intended to be adopted outside the session and the reasons justifying the same. Further, the Chairman shall provide to all of them, in case it is requested, all of the documentation and clarifications necessary to such effect. The Chairman may avail himself of the Secretary or the Deputy Secretary, to make the required communications; 2. In case that all of the principal members of the Board or, as the case may be, the alternates whose vote is required, state verbally to the Chairman or to the members assisting him, their consent to the resolutions or agreements submitted for their consideration, they must confirm their consent in writing. The written confirmation must be sent to the Chairman and the Secretary through any medium that guarantees the same shall be received within the following 2 (two) working days; 3. Once the Chairman and the Secretary receive the written confirmations from the entire members of the Board of Directors, they shall immediately proceed to transcribe the minutes containing the same in the respective minute book, which will contain all of the resolutions adopted, which will be formalized with the signature of the Chairman and the Secretary. The date of the minutes shall be that on which the verbal or written consent of all of the members of the Board of Directors was obtained, even if at that time all of the written confirmations may not have been received and which, once they are received, must be incorporated to a file to be carried by the Company to such effect.

         For these purposes, the Board of Directors may discuss any of these matters via telephone in order to resolve such matters, in which case the Secretary shall prepare the corresponding resolution, which shall become valid once signed by all of the members of the Board of Directors. The document where the resolutions adopted in the above-described manner appear must be attached to the book referred to by Article Twenty of these Bylaws.

                           Surveillance of the Company
                           ---------------------------

         ARTICLE TWENTY-FOUR. Statutory Auditors. The oversight of the Company shall be entrusted to two Statutory Auditors, one who shall be appointed by the Series "B" shareholders and the other by Series "BB" shareholders, notwithstanding that any shareholder or group of shareholders that owns 10% (ten percent) of the issued and outstanding shares of the capital stock of the Company shall have the right to appoint an additional Statutory Inspector. Statutory Auditors may have alternates who shall also be appointed by the Shareholders Meeting. Statutory auditors may or may not be shareholders, they may be reelected and shall perform their duties until the person or persons appointed to replace them take office. The nominations of the statutory auditors appointed by a shareholder minority may only be revoked when all the others are revoked.

         ARTICLE TWENTY-FIVE. Powers. The Statutory Auditors shall have the powers and obligations foreseen by Articles 166 and 169 of the General Law of Business Companies.

                  Liability of Directors and Statutory Auditors
                  ---------------------------------------------

         ARTICLE TWENTY-SIX. Shares. Any shareholder or group of shareholders holding shares representing at least 10% (ten percent) of the capital stock, may exercise the civil liability actions directly against the directors, statutory auditors and members of the Company's Auditing Committee, in accordance with the provisions of Articles 163 and 171 of the General Law of Business Companies and
Article 14 bis 3, Section VI of the Securities Merger Law.

         ARTICLE TWENTY-SEVEN. Additional Liabilities. In addition to the provisions of Article Twenty-Two above, once at least 51% (fifty-one percent) of the shares representing the capital stock of the Company are placed among public investors at large in a domestic or international securities market or in both of them, the members of the Board of Directors of the company shall be liable to the Company and to the shareholders for the acts set forth below, provided that the directors shall have the liabilities corresponding to them upon the terms of the Mexican legislation as from the date on which they take their respective offices:

         1. For the loss of over two thirds of the capital stock, which is a cause for the dissolution of the Company, whenever such loss is the result of their negligence, in which case, the directors shall be liable to the Company for any damages caused to its patrimony, as well as to the shareholders for the damages related to aforesaid dissolution, if such is declared.

         The respective action against the members of the Board of Directors may be initiated by resolution at the shareholders meeting and must relate to the amount of the indebtedness of the Company. In any event, the liability for the members of the Board of Directors includes only the liability to the Company and not with respect to any other creditors or third parties, including tax authorities.

         The members of the Board of Directors are liable to the shareholders in particular, only with respect to any damages suffered by the patrimony of the Company that are a consequence of acts carried out in excess of the scope of their authority or in contravention of these bylaws.

         2. In accordance with articles 271, 272 and 273 of the Commercial Insolvency Law, whenever the directors are responsible for the acts giving rise to the insolvency.

         In the event that the bankruptcy is fraudulent, the Public Prosecutor shall be responsible for exercising the respective legal actions.

         3. For carrying out acts in excess of their authority.

         4. For their intervention in the discussion and resolution of matters where they have any Conflict of Interest and, due to such intervention, damages to the Company are caused.

         5. In case that, due to their negligent behavior, any obligations are contracted or assumed on behalf of the Company and the respective agreement or act is executed against the legal or statutory provisions.

         6. For the non-performance of their obligations under the law and these corporate Bylaws, in the understanding that such liability shall be evaluated based on both the damages directly caused to the Company and the damages caused as a consequence of claims made by third parties.

         Further, the members of the Board shall be jointly responsible to the Company, in the event that they fail to notify the vigilance body of the Company or the shareholders meeting, with respect to irregularities perpetrated by past administrations, as soon as they obtain knowledge thereof.

         Any liability the administrators have to the Company may be counter-validated by means of (i) the express approval of the performance of their obligations by the shareholders meeting; (ii) the implicit approval of the statement of financial position by the shareholders meeting; or (iii) the execution, by the directors, of the resolutions of the shareholders meeting in strict observance of the instructions received therefrom.

         ARTICLE TWENTY-EIGHT. The Company shall have an Operating Committee to be made up of 6 (six) members to be designated by the Board of Directors, pursuant to Articles Eighteen and Nineteen hereof. The Operating Committee shall be chaired by one of the members of such Committee, which will be appointed by the members of the Board of Directors named by the Series "BB" shareholders, who shall have a deciding vote in the event of a tie. The Operating Committee may have a Secretary who is not a member of the Committee and is designated by a majority vote.

         The Operating Committee shall have the following functions and powers:

               1. Preparation and submission to the Board of Directors of the Company of the business plan and annual investment program;

               2. Preparation and submission to the Board of Directors of the Company of the dividend policy;

               3. Preparation and submission to the Board of Directors of the Company of the master development program of the airports that are operated by the Company's subsidiaries and any amendments thereto;

               4. To propose to the Board of Directors of the Company the management and corporate structure of the group to which the Company belongs;

               5. To propose to the Board of Directors alliances and associations with third parties with respect to the Main Business Line;

               6. To make proposals to the Board of Directors as to how the Company shall vote the shares representing the capital stock of the Company's subsidiaries in their shareholders meeting, including those in which the airport administrators for the airports conceded to these subsidiaries are appointed, with the understanding that the vote proposal shall comply with the master development plans;

               7. Determination of the manner of administration of the Company's subsidiaries;

               8. Approval of Investments within the Main Business Line outside the annual budget under $2,000,000.00 (two million U.S. Dollars), with the understanding that the respective acquisitions must be subjected to the procedures established in these Bylaws;

               9. Determination of the labor policies and labor force other than the first managerial level that reports to the Chief Executive Officer.

         The Operating Committee shall meet whenever called personally via certified mail with proof of receipt, via fax or via any other means agreed upon by its members by the Chairman or by two (2) members of the Committee, but in any event, it shall meet at least once every two months and shall always report to the Board of Directors. The members of the Committee shall be a non-delegable body, in that it is prohibited from delegating its authority to individuals, such as directors, managers, board members, delegates and other such persons similarly situated. The Operating Committee Meetings shall be valid with the presence of at least five of the members thereof on a first call and four members on a second or other call and the resolutions shall be valid whenever adopted on the favorable vote of at least the majority of the members that are present, in the understanding that, in the case of a tie, the Chairman shall have a deciding vote. The statutory auditors shall always be invited to the Committee meeting, but shall have no vote.

                      Nomination and Compensation Committee
                      -------------------------------------

         ARTICLE TWENTY-NINE. Integration and Authority. The Company will have a Nomination and Compensation Committee, which shall be composed by an odd number of members as appointed by the Shareholders Meeting, but at least one of its members shall be elected by the Series "B" shareholders and another one shall be elected by the Series "BB" shareholders. The remaining members of the Nomination and Compensation Committee shall be designated with the consent of both members elected by the shareholders, and if those members do not reach an agreement, remaining members shall be appointed by a majority vote at a shareholders meeting. The members of the Nomination and Compensation Committee will hold office for one year or until the persons designated to replace them take office. The Chairman and Secretary shall be appointed by the majority vote of its members, and the Chairman shall have no deciding vote in the event of a tie. The Secretary may act as such without being a member of the Committee. Said Committee shall have the following authority:

         1. To propose at the shareholders meeting of the Company a ballot with the names of the persons who, in its opinion, and after being interviewed by the Committee, must be a part of the Board of Directors of the Company, in case the members nominated at the meeting thereof are not ratified in their positions at the Shareholders Meeting. When selecting the candidates for the Board of Directors, the Nomination and Compensation Committee must consider persons of acknowledged experience in the main line of business of the Company, as well as persons who do not have a Conflict of Interest Relationship therewith and, in as much as it is necessary, that the candidates that they propose qualify as independent advisors in accordance with applicable legislation;

         2. Submit for consideration to the Board of Directors of the company that renders services to the corporate group to which the Company belongs, the names of the individuals who, in its opinion, and after being interviewed by the Committee, should occupy the positions of the first hierarchical levels of the Company's subsidiaries, and the area directors other than the officers designated by the Series "BB" members of the Board of Directors;

         3. Propose to the shareholders meeting or to the Board of Directors, as the case may be, the compensation both for the members of the Board of Directors and the Statutory Auditors of the Company and the subsidiaries thereof, as well as for the officers of the first two managerial levels of the Company subsidiaries, including the Chief Executive Officer and area directors;

         4. After hearing the opinion of, or based on the proposal of, the Auditing Committee, submit for consideration by the shareholders meeting of the Company, the removal of members of the Board of Directors of the Company as well as the officers thereof;

         5. Carry out consultations that, as the case may be, must be made with expert third patties on the various business lines of the Company, in order to adopt any decisions that may be required; and

         6. Submit to the Board of Directors and the shareholders meeting a report on its activities, at least every year, whenever requested, or whenever, in its opinion, the Board of Directors and the shareholders meeting should be made aware of its activities.

         ARTICLE THIRTY. Meetings. The Nomination and Compensation Committee shall meet at any moment when duly summoned personally, via certified mail with proof of receipt, via fax or via any other means agreed upon by its members, by the Chairman or the Secretary of the Board of Directors or any two Board members, or by the Chairman or the Secretary of the Nomination and Compensation Committee in which case it shall inform the Board of Directors about its activities at each Board of Directors' meeting.

         The Committee members shall invariably act as a non-delegable body, prohibited from delegating its authorities to individuals, such as directors, managers, board members, delegates, attorneys-in-fact or any other equivalent designations]. In order for the meetings of said Committee to be considered duly convened, the presence of at least the majority of the members thereof shall be required and the resolutions shall be valid whenever adopted by the favorable vote of at least the majority of the members thereof. The Statutory Auditors of the Company shall always be called to the meetings of the Committee, but shall have no vote.

                               Auditing Committee
                               ------------------

         ARTICLE THIRTY-ONE. Integration and Authority. The Company shall have an Auditing Committee which shall be comprised of an odd number of members as determined by the shareholders meeting and as proposed by the Board of Directors, with the understanding that said Committee shall be comprised of the Company's board members, of which the chairman and the majority of them must always be independent, in accordance with applicable legislation, and with the understanding that the Series "BB" shareholders shall have the right to appoint one member. The members of the Auditing Committee shall be in office for one year or until the persons designated to replace them take office. For each member, an alternate shall be appointed who shall only be able to substitute for the member for whom he was appointed. The Chairman and Secretary of this Committee shall be designated by the majority vote, the members thereof and the Chairman shall not have a deciding vote in the event of a tie. The Secretary may act as such without being a member of the Committee. Said Committee will have the following authority:

         1. To oversee the compliance by the members of the Board of Directors and officers of the Company and subsidiaries thereof, of the provisions of these Bylaws and the Bylaws of the subsidiaries, and the guidelines issued in accordance therewith;

         2. To oversee the activities of the members of the Board of Directors and the officers of the first two managerial levels of the Company and subsidiaries thereof, so that they may observe all applicable legal provisions;

         3. To submit recommendations to the Nomination and Compensation Committee with respect to the removal of members of the Board of Directors of the Company and subsidiaries thereof, as well as the officers thereof, for any violations to the provisions of these corporate Bylaws or of any legal regulation applicable to the Company;

         4. To approve the internal control regulations and administrative procedures of the Company;

         5. To oversee the compliance of the corporate practices established by the General Law of Business Companies, the Securities Market Law or any superceding regulations, as well as by these bylaws, and the protection of the rights of minorities established thereby;

         6. To request from the Board of Directors and the various Committees of the Company, the reports with respect to their activities, considered reasonably necessary to carry out the evaluation thereof and to be able, as the case may be, to submit its respective report to the shareholders meeting.

         7. To opine on transactions with the persons referred to in paragraphs 17 and 18 of Article Seventeen of these bylaws and to propose the engagement of independent specialists when the Committee deems necessary in order to receive the specialist's opinion with respect to said transactions.

         8. To oversee that transactions carried out with Related Persons or those where any shareholder having the nature of a Strategic Partner participates, observe the market conditions and healthy business practice and use; and

         9. To instruct the Board of Directors of the Company so that it may initiate the respective legal action against the officers of the subsidiaries of the Company who do not comply with the provisions of their bylaws.

         10. To prepare an annual report regarding its activities and present it to the Board of Directors.

         11. To appoint and remove the Internal Auditor of the Company and determine the scope of its functions and authority.

         ARTICLE THIRTY-TWO. Meetings. The Auditing Committee shall meet at any time when duly summoned personally, via certified mail with proof of receipt, via fax or via any other means agreed upon by its members by the Chairman or the Secretary of the Board of Directors or any two members, or by the Chairman or the Secretary of the Auditing Committee and it will inform the Board of Directors about its activities at each of the Board of Directors' meetings.

         The members of the Committee shall be a non-delegable body, in that it is prohibited from delegating its authority to individuals, such as directors, managers, board members, delegates and other such persons similarly situated. In order for the meetings of said Committee to be considered duly convened, the presence of at least the majority of the members thereof shall be required and the resolutions shall be valid whenever adopted by the favorable vote of at least the majority of the members thereof. The Statutory Auditors of the Company shall always be called to the meetings of the Committee, but shall have no vote.

         ARTICLE THIRTY-THREE. Delegate. The Auditing Committee shall designate from among its members a special delegate, who may not be a member designated by the Series "BB" shareholders or a Related Person thereto, who shall have sufficient authority to monitor the performance of the Strategic Partner regarding the obligations of the latter under the Technical Assistance Agreement which, as the case may be, is entered into with the Series "BB" shareholders.

                      Acquisitions and Contracts Committee
                      ------------------------------------

         ARTICLE THIRTY-FOUR. Integration. The Board of Directors shall appoint an Acquisitions and Contracts Committee to be formed by the odd number of members that the shareholders meeting agrees, from which at least one of them shall be designated by Series "BB" shareholders. The members of the Acquisitions and Contracts Committee will hold office for a year or until the persons appointed to replace them take office.

         The Acquisitions and Contracts Committee shall meet at any moment when duly summoned personally, via certified mail with proof of receipt, via fax or via any other means agreed upon by its members, by the Chairman or the Secretary of the Board of Directors or by any two of its members, or by the Chairman or Secretary of the Committee itself and shall inform the Board of Directors about its activities in each Board of Directors' meeting.

         The members of the Committee will always act as a non-delegable body, without the authority to delegate to individuals such as officers, managers, directors, delegates, attorneys-in-factor other equivalent appointments, except for the exercise of the authority that may have been delegated to it. In order for the meetings of this Committee to be considered duly convened, the presence of the majority of its members shall be required, and its resolutions shall be valid when taken by the favorable vote of at least the majority of its members. The Statutory Auditors shall always be invited to the meetings of the Committee, but they shall have no vote.

         The Acquisitions and Contracts Committee shall verify the compliance of the rules set forth below and, as the case may be, approve the transactions or agreements of acquisition of property or services, or contracting of works or sale of assets or any other arrangement in which the Company or any of its subsidiaries attempt to enter into, commit or undertake (hereinafter, the "Transactions"). Such Transactions will be subject to the following rules:

         1. Any individual or cumulative Transaction equal or greater than $50,000.00 U.S. Dollars (Fifty Thousand U.S. Dollars) shall be reported to the Acquisitions and Contracts Committee of the Company.

         2. Any individual or cumulative Transaction equal to or higher than $400,000.00 U.S. Dollars (Four Hundred Thousand US Dollars) must be reported prior to its execution to the Acquisitions and Contracts Committee, so that the latter may approve such execution and, once it is approved, same must be reported by the latter to the Board of Directors of the Company and, whenever such Transaction is carried out with a Related Person or a Relevant Shareholder, or exceeds the sum of $2,000,000.00 U.S. Dollars (Two Million US Dollars), the Board of Directors shall report such Transaction to the shareholders meeting identifying the parties to the corresponding agreements.

         3. Additionally, any individual or cumulative Transaction equal to or higher than $400,000.00 U.S. (Four Hundred Thousand US Dollars) dollars executed by the Company or any subsidiary thereof, shall be carried out after publicly calling for bids for the respective agreement, in accordance with the rules to be determined by the Acquisitions and Contracts Committee itself. All the procedures for the bid to be carried out shall be supervised at all times by the Acquisitions and Contracts Committee.

         4. Any agreement related to construction activities in the airports operated by the subsidiaries of the Company or the purchase of assets and services not included in the Technical Assistance and Technology Transfer Agreement in which the Strategic Partner or Related Persons thereto may participate will be valid with respect to the Company whenever the respective agreements are awarded through a bidding procedure where at least 3 (three) contractors participate (the "Third Parties") in addition to the Strategic Partner or any Related Person thereto, as the case may be. In such case, the Delegate of the Auditing Committee shall carry out the audit and monitoring of the works through an independent works supervising company of international standing. In the event that in the bidding carried out for that purpose the Strategic Partner or the Related Persons thereto, as the case may be, are under equal circumstances as to price, quality and opportunity, the agreement shall be awarded to a Third Party. The Acquisitions and Contracts Committee shall establish the standards to which the bidding process shall be subject.

         5. The Acquisitions and Contracts Committee shall not authorize the execution of agreements with any persons against whom (a) a lawsuit for damages and losses may have been filed upon the terms of paragraph 9. below and who may have been sentenced by a competent authority, or (b) with respect to whom the works supervising company referred to in paragraph 4. above may have reported irregularities in the performance of any works and such irregularities have been confirmed by the Acquisitions and Contracts Committee and reported at the general shareholders meeting. The limitation referred herein shall be effective during a term of 5 (five) years as from the date the relevant persons had been condemned by the competent authority or as from the date in which the irregularities were reported to the Acquisitions and Contracts Committee, as the case may be.

         6. No officer of the Company or its subsidiaries may carry out Transactions equal to or higher than $400,000.00 U.S. Dollars (Four Hundred Thousand US Dollars), without the prior authorization from the Acquisitions and Contracts Committee. Consequently, any Transaction in contravention of the foregoing shall be null and void; except when the emergency cases justify, in which the Chairman could do transactions or contract in a direct way the services which were necessary in quantities until $2<180>000,000.00 Dollars E.
U. A. (Two Million U. S. Dollars) in such case he shall be obligated to inform in the next immediate meeting to Acquisitions and Contracts Committee the reasons for which did that transaction.

         7. Any shareholder or group of shareholders of the Company who are holders, of shares representing 2% (two percent) or more of the capital stock, may request and review, at any time, the details of the agreements submitted to the general shareholders meeting, in which case, the Board of Directors shall make available said documents to them within the next 15 (fifteen) working days and for a term of 15 (fifteen) working days.

         8. The authorizations that the Acquisitions and Contracts Committee shall grant with respect to the Transactions by the subsidiaries of the Company, shall be granted by the vote of the shares representing the capital stock owned by the Company at the shareholders meetings of said Companies held to such effect, or by means of the execution of unanimous resolutions in writing. For such purpose, a general power of attorney for acts of administration shall be granted to the Acquisitions and Contracts Committee, on the terms of the second paragraph of article 2554 of the Federal Civil Code.

         9. In the event that any shareholder of the Company or of the Strategic Partner executes a Transaction in contravention of the above provisions, based on Articles 2,028 and 2,117 of the Federal Civil Code, any shareholder holding at least 1% (one percent) of the capital stock may file a lawsuit for damages and losses against any infringing shareholder and shall be entitled to request that a lawsuit be filed against the officer who may have acted in contravention to that mentioned above. The assets which may be obtained as a result of such claim shall be received by the Company.

         For the purposes of this Article, "Relevant Shareholder" shall mean any person or group of persons who own or holds a direct or indirect interest of 5% or more in the capital stock of the Company.

                              Shareholders Meetings
                              ---------------------

         ARTICLE THIRTY-FIVE. Classes. The shareholders meetings shall be general, ordinary and extraordinary or special and all of them shall be held at the corporate domicile of the Company. Extraordinary shareholders meetings shall be, (i) those called to discuss any of the matters specified by Article 182 of the General Law of Business Companies; and (ii) those called to resolve the cancellation of the registration of the shares of the Company with the National Registry of Securities, Bolsa Mexicana de Valores, S.A. de C.V., and in other national or foreign stock exchanges where they may be registered, except for quotation systems and other markets not organized as stock exchanges; any other general shareholders meetings shall be ordinary, unless they are shareholders meeting to discuss any matter affecting one class or series of shares in particular, in which case, the shareholders meetings shall be special.

         ARTICLE THIRTY-SIX. Calls. The calls for shareholders meetings shall be made by the Chairman and the Secretary or by two members of the Board of Directors or by the Statutory Auditors. Any shareholder or group of shareholders holding at least 10% (ten percent) of the outstanding shares of the Company may request at any time the Board of Directors or the Statutory Auditors to call a shareholders meeting to discuss the matters specified in their request. Any shareholder shall have the same right in any of the cases contemplated by
Article 185 of the General Law of Business Companies. If the Board of Directors or the Statutory Auditors, as the case may be, do not make the call within the 15 (fifteen) calendar days following receipt of a request pursuant to the provisions hereinabove, the competent judicial authorities of the domicile of the Company, at the request of the shareholder or shareholders who are eligible to request such a call, after proving that they are eligible, shall issue the respective call.

         ARTICLE THIRTY-SEVEN. The calls for the shareholders meetings shall be published in the Official Gazette of the Federation and in one newspaper with nation-wide circulation at least 15 (fifteen) calendar days prior to the date set for the shareholders meetings. The calls must specify the place, day and hour for the meeting, shall contain the Agenda with a clear explanation of the matters to be discussed therein and shall be signed by the person or person making such calls, in the understanding that if they are made by the Board of Directors, it shall suffice to have the signature of the Chairman or the Secretary of said body, or the delegate which is designated by the Board of Directors to such effect.

         Shareholders meetings may be held without the need of a prior call, when all of the outstanding shares representing the capital stock of the Company are represented at the shareholders meeting.

         From the moment that the call for a shareholders meetings is published, the information and document related to each of the points on the agenda shall immediately be available to the shareholders, at no cost.

         ARTICLE THIRTY-EIGHT. Attendance. Only the Shareholders registered in the Share Registry of the Company as the owners of one or more shares thereof, shall be admitted at the shareholders meetings of the Company, provided they shall have obtained the respective admittance card, and the Registry shall be closed 3 (three) business days prior to the date set for holding the meeting.

         In order to attend shareholders meetings, the shareholders must show the respective admittance card which will be issued only upon request thereof and which must be requested at the latest 24 (twenty-four) business hours prior to the time set for holding the meeting, jointly with the deposit certificate with the Secretary of the Company of the corresponding share certificates, or the deposit certificates of said shares issued by any institution for the deposit of securities, by a national or foreign credit institution, or by stock brokerage houses on the terms of the applicable provisions of the Securities Market Law. The shares deposited in order to be entitled to attend the shareholders meetings shall not be returned until after same are held, by means of the delivery of the receipt that shall have been issued therefor to the shareholder or the representative thereof.

         The members of the Board of Directors and the Statutory Auditors shall not represent the shareholders at shareholders meetings. The shareholders may be represented at shareholders meetings by the person or persons designated by means of a proxy letter signed before two witnesses or by means of forms prepared by the Company in which its denomination as well as the respective agenda, the points which are referred to in articles 181 and 182 of the General Law of Business Companies that cannot be included under the category of general matters, and space for the inclusion of instructions provided by the grantor for the exercise of the power are included, in an explicit manner. The aforementioned forms must be available to the shareholders or the intermediaries of the securities market that are authorized to represent them within the period indicated in article 173 of the General Law of Business Companies. The Secretary of the Board of Directors must be assured that the rules set forth in this paragraph are observed and report it to the meeting in the respective resolution.

         ARTICLE THIRTY-NINE. Minutes. The minutes of shareholders meetings shall be transcribed into a book specially maintained for such purpose and shall be signed by the persons acting as Chairman and Secretary of the meeting, as well as the Statutory Auditors present at the meeting and by any shareholders or shareholders' representatives who may wish to do so. The certificate of any corporate action adopted by the shareholders in accordance with Article Thirty-Nine hereof shall be transcribed into said book.

         ARTICLE FORTY. Chairman and Secretary. The shareholders meetings shall be chaired by the Chairman of the Board of Directors and, in his absence thereof, by the person designated by the majority vote of the shareholders present. The Secretary of the Board of Directors shall act as Secretary at the shareholders meetings and, in his absence thereof, the person designated by the majority vote of the shareholders present shall act as such.

         ARTICLE FORTY-ONE. Ordinary Shareholders Meeting. The ordinary shareholders meetings shall be held at least once a year within the first four months following the close of each fiscal period. In addition to the matters specified in the Agenda: (i) the Report of the Board of Directors contemplated by Article 172 of the General Law of Business Companies shall be discussed, approved or amended, taking into consideration the report of the Statutory Auditors; (ii) the members of the Board of Directors, Statutory Auditors and members of the Committees of the Company shall be designated or ratified; (iii) the compensation for the members of the Board of Directors, Statutory Auditors and members of the Committees of the-Company shall be determined, taking into consideration the proposals of the Nomination and Compensation Committee; and
(iv) the report referred to in Article 172 of the General Law of Business Companies shall be submitted, with respect to the Company or Companies where the Company is the holder of the majority of the shares, whenever the value of the investment in each one of them exceeds 20% (twenty percent) of the capital and reserves, according to the financial statement as of the close of the respective fiscal period.

         ARTICLE FORTY-TWO. Written Resolutions. Any resolutions the adoption of which requires holding a shareholders meeting, may be adopted without the need of holding a shareholders meeting, by means of the unanimous consent adopted in writing from all the shareholders entitled to vote if such a shareholders meeting had been held. The resolutions adopted in the manner described herein shall produce the same effects and have the same legal consequences as other resolutions adopted in the course of a shareholders meeting. Whenever the resolutions of the shareholders are adopted by means of their unanimous consent in writing, no call or any other formality shall be necessary, other than the signature of all the shareholders entitled to vote on the document evidencing the adoption of the relevant resolutions. All those documents shall be attached to the Shareholders Meetings Minute Book maintained in accordance with the terms in Article Thirty-Nine of these Bylaws.

                         Voting at Shareholders Meetings
                         -------------------------------

         ARTICLE FORTY-THREE. Voting. Each share shall be entitled to one vote at shareholders meetings.

         Any shareholder or group of shareholders that comprises at least 10% (ten percent) of the shares represented at a meeting, shall be able to request that the vote with respect to any matter about which they do not consider themselves adequately informed be postponed, in accordance with the terms and conditions set forth in article 199 of the General Law of Business Companies.

         The shareholder or group of shareholders that represents 20% (twenty percent) of the capital stock may legally oppose the resolutions of the general meetings with respect to which they have voting rights in accordance with articles 201 and 202 of the General Law of Business Companies.

         ARTICLE FORTY-FOUR. Quorums. In order for ordinary shareholders meetings held by virtue of a first call to be valid, at least 50% (fifty percent) of the shares representing the capital stock must be represented at the meeting and resolutions shall be valid if adopted by the favorable vote of the majority of the shares present or represented at the meeting (a "Majority Vote"). The ordinary shareholders meetings held by virtue of a second or other call shall be validly held regardless of the number of shares represented at the meeting and resolutions shall be validly adopted by a Majority Vote.

         In order for extraordinary or special shareholders meetings held by virtue of a first or other call to be valid, at least 75% (seventy-five percent) of the shares representing the capital stock must be represented at the meeting and the resolutions thereof shall be valid whenever adopted by the favorable vote of shares representing over 50% (fifty percent) of the capital stock of the Company. The foregoing will be not applicable with respect to the resolutions referred to in Article Eight and the first paragraph of Article Two of these Bylaws, which shall require for its validity, a favorable consent of at least 95% (ninety-five percent) and 85% (eighty-five percent) of the capital stock of the Company, as well as the following matters that are reserved exclusively for the extraordinary shareholders meeting, such resolutions shall, be valid whenever adopted by the favorable vote of at least 75% (seventy-five percent) of the capital stock of the Company:

         1. Any amendment to the corporate Bylaws in order to amend or eliminate the authority of the Committees created for the management of the Company and the subsidiaries thereof, or cancel or modify the rights granted to minorities;

         2. Any resolution implying cancellation or assignment of rights deriving from the concession titles granted by the Federal Government in favor of the Company or the subsidiaries thereof:

         3. The early termination, by agreement between the parties, of the Participation Agreement entered into by and between the Company and the Strategic Partner;

         4. Any merger of the Company with Companies not directly related with the main line of business of the Company and the subsidiaries thereof; and

         5. Any division, dissolution or liquidation of the Company.

         ARTICLE FORTY-FIVE. For as long as the Series "BB" shares represent at least 7.65% (seven point sixty-five percent) of the total subscribed and paid capital stock of the Company, so that the Shareholders Meeting may validly adopt any resolution with respect to the matters mentioned hereinbelow, the favorable vote of the majority of the Series "BB" shares shall be required:

               (i)  approval of the financial statements of the Company;

              (ii)  early liquidation or dissolution of the Company;

             (iii)  capital stock increases or decreases of the Company;

              (iv)  dividend declaration and payment;

               (v)  amendment to the corporate Bylaws of the Company;

              (vi)  mergers, divisions or division of shares;

             (vii) granting or amendment of special rights of the series into which the capital stock is divided; and

            (viii) any decision the purpose of which is to amend or nullify the resolutions validly adopted by the Board of Directors on the terms of Article hereinabove.

                           Severance from the Company
                           --------------------------

         ARTICLE FORTY-SIX. Withdrawal. On the terms of Article 206 of the General Law of Business Companies, any shareholder may withdraw from the Company and request reimbursement for his shares. Reimbursement of the shares to be withdrawn shall be at the lower value of the following: (i) 95% of the value thereof quoted in the stock exchange, obtained from the average of transactions effected during the 30 (thirty) days during which the shares of the Company were negotiated prior to the date when the resolution which approved the withdrawal becomes effective during a period no longer than 6 months or, if the number of days during which the shares were negotiated is lower than 30, only the number of days during which the shares were negotiated shall be taken into account, or
(ii) book value of the shares pursuant to the balance sheet of the immediately precedent fiscal year to that on which the withdrawal shall be effective, provided such shareholder shall have voted against the resolutions adopted at the shareholders meeting resolving on the change of the corporate purpose, change of nationality, any transformation into another type of Company, the merger or division of the Company disappearing same as merging Company, as the case may be, or in the event of the dilution of his participation in excess of 10% (ten percent) due to any kind of merger, provided he requests such severance within the 15 (fifteen) days following the closing of the respective shareholders meeting.

         Payment of the reimbursement shall be due and payable as of the following day of the general ordinary shareholders meeting that approved the balance sheet corresponding to the fiscal year in which withdrawal shall be effective.

                              Financial Information
                              ---------------------

         ARTICLE FORTY-SEVEN. Report of the Board of Directors. Within the 3 (three) months following the close of each fiscal period, the Board of Directors shall prepare a report containing all of the financial information required in accordance with Article 172 of the General Law of Business Companies and Article Twenty-Two, paragraph 3. of these corporate Bylaws. The financial information, together with the documents supporting the same, shall be delivered to the Statutory Auditors at least 15 (fifteen) days prior to the date foreseen for the ordinary shareholders meeting and shall be made available and delivered to the shareholders requesting the same at the domicile of the Company during the same term.

         ARTICLE FORTY-EIGHT. Report of the Statutory Auditors. Within the 15 (fifteen) days following the date when the financial information and any exhibits thereof are delivered to the Statutory Auditors, they shall prepare a report containing their comments and suggestions. The financial information referred to in Article Forty-Seven hereinabove shall be made available by the Board of Directors to the Shareholders registered in the Share Registry during the 15 (fifteen) days prior to the date set for holding the General Annual Ordinary Shareholders Meeting, for consultation at the office of the Company.

         ARTICLE FORTY-NINE. External Auditor. The Board of Directors shall designate at the first shareholders meeting, by unanimous vote, the external auditing firm for the Company from among the major international auditing firms. Any change or removal thereof must be approved by the majority vote of the Board members.

                               Profits and Losses
                               ------------------

         ARTICLE FIFTY. Utilities. Subject to applicable legislation, and to the reserves and provisions thereby required, the net profits of each fiscal period shall be distributed in the following order:

         1. 5% (five percent) to establish and, if necessary, replenish the legal reserve fund until it amounts at least to 20% (twenty percent) of the capital stock.

         2. The amounts resolved by the shareholders meeting shall be set aside, for the creation or increase of general and special reserves;

         3. If so determined by the shareholders meeting, the capital reserves of the Company may be created or increased, as deemed advisable; and

         4. As the case may be, for the payment of dividends to the Company's shareholders in the amount, form and periods determined by the general shareholders meetings.

         ARTICLE FIFTY-ONE. Losses. In the event of a loss, the loss shall be compensated, first, by the capital reserves and, if the capital reserves are not sufficient, by the capital stock.

         ARTICLE FIFTY-TWO. Accounting Year. The accounting years will run from January 1st to December 31st of each year, except, as the case may be, for the year in which the Company is liquidated.

Dissolution and Liquidation
---------------------------

         ARTICLE FIFTY-THREE. The Company shall be dissolved in any of the cases foreseen in article 229 of the General Law of Business Companies.

         ARTICLE FIFTY-FOUR. Once the Company is dissolved, it shall be put into liquidation. The liquidation shall be entrusted to one or more liquidators designated by the shareholders meeting. If the shareholders meeting fails to make such designation, a civil or district judge of the domicile of the Company may make the same, upon request of any shareholder, on the terms foreseen by
Article 236 of the General Law of Business Companies.

         ARTICLE FIFTY-FIVE. In absence of specific instructions to the contrary given by shareholders meetings to the liquidators, the liquidation shall be carried out pursuant to the following priorities:

         1. Conclusion of all pending business in the manner least detrimental for the creditors and shareholders;

         2. Collection of credits and payment of debts;

         3. The sale of the assets of the Company;

         4. The preparation of the final liquidation balance sheet; and

         5. The distribution of the remaining assets, as the case may be, among the shareholders pro rata their respective stockholdings.

Transitory Provisions
---------------------

         ARTICLE FIFTY-SIX. So long as the Federal Government or Nacional Financiera, S.N.C. shall participate in the Company, whether directly or indirectly with at least 49% (forty-nine percent) of the capital stock, the Chairman and the Secretary of the Board of Directors shall be designated by the federal government.

         ARTICLE FIFTY-SEVEN. The provisions contained in these corporate bylaws which, on the terms of the Securities Market Law and the provisions of a general nature issued by the National Banking and Securities Commission, must be contained in the corporate bylaws of Companies quoting their shares in the stock exchange, shall be subject, in order to become effective, to the condition precedent that the shares of the Company must be registered with the National Securities Registry of the National Banking and Securities Commission.

         ARTICLE FIFTY-EIGHT. As set forth in the Participation Agreement executed on December 18, 1998 among others, between the Company and the Strategic Partner, if within a 4-year (four) term since the date thereof, Nacional Financiera, S.N.C. has not allocated in the national and international securities markets, shares representing at least 36% (thirty-six percent) of the capital stock of the Company, and the Strategic Partner sends a purchase notice to Nacional Financiera, S.N.C. regarding such shares, the shareholders of the Company shall hold, within the following 30 (thirty) working days to the date of reception of such purchase notice, an extraordinary general shareholders meeting in order to eliminate the shareholding limits established in Article Twelve of these bylaws that are applicable to the Series "BB" shareholders.